Exhibit 99.(j)(1)

Consent of Independent Registered Public Accounting Firm

The Board of Trustees
Credit Suisse Opportunity Funds:

We consent to the use of our reports dated December 28, 2017, with respect to the financial statements of Credit Suisse Floating Rate High Income Fund, Credit Suisse Strategic Income Fund, Credit Suisse Managed Futures Strategy Fund and Credit Suisse Multialternative Strategy Fund, each a series of Credit Suisse Opportunity Funds, as of October 31, 2017, incorporated by reference herein and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Disclosure of Portfolio Holdings” and “Independent Registered Public Accounting Firm and Counsel” in the Statement of Additional Information.

New York, New York
February 26, 2018